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                                                                      EXHIBIT 12

CINEMARK USA, INC. AND SUBSIDIARIES
10K



COMPUTATION OF EARNINGS TO FIXED CHARGES


                                                  12 Mos Ended     12 Mos Ended     12 Mos Ended     12 Mos Ended
                                                  Dec. 31, 2001    Dec. 31, 2000    Dec. 31, 1999    Dec. 31, 1998
                                                  -------------    -------------    -------------    -------------
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
   CONTINUING OPERATIONS                            (18,135,897)     (10,171,364)       7,711,789       22,476,984
CAPITALIZED INTEREST                                    217,288         (180,622)      (3,987,319)      (4,182,404)
                                                  -------------    -------------    -------------    -------------
TOTAL EARNINGS                                      (17,918,609)     (10,351,986)       3,724,470       18,294,580

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                     68,368,292       72,977,272       58,836,739       42,083,479
CAPITALIZED INTEREST                                    215,704          613,614        4,312,499        4,397,643
AMORTIZATION OF DEBT ISSUE COST & DEBT DISCOUNT       2,562,328        1,059,949        1,030,339          930,101
INTEREST FACTOR ON RENT EXPENSE                      38,245,508       36,162,868       29,936,114       20,427,123
                                                  -------------    -------------    -------------    -------------

TOTAL FIXED CHARGES                                 109,391,832      110,813,703       94,115,691       67,838,346

TOTAL EARNINGS AND FIXED CHARGES                     91,473,223      100,461,717       97,840,161       86,132,926
                                                  -------------    -------------    -------------    -------------

RATIO OF EARNINGS TO FIXED CHARGES                         0.84             0.91             1.04             1.27
                                                  =============    =============    =============    =============
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